Exhibit 99.1

ZIOPHARM Announces At Market Private Placement of $5.05 Million

NEW YORK, NY – September 9, 2009 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) announced today that it has entered into definitive agreements with both existing and new investors to raise approximately $5.05 million in gross proceeds, before deducting placement agent fees and estimated offering expenses, in a private placement that was priced “at market.”  Upon closing of the private placement, the Company will issue units consisting of one share of common stock and a warrant to purchase one share of common stock, with the purchase price per unit of $1.825. Pursuant to the agreements governing the private placement, the Company will issue approximately 2.77 million shares of common stock and warrants to purchase approximately 2.77 million additional shares of common stock in the aggregate.  The closing of the offering is subject to certain conditions, and is expected to occur on or around September 15, 2009.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction, with Riverbank Capital Securities, Inc. and Griffin Securities, Inc. serving as sub-agents.

The Company intends to use the proceeds from the financing for working capital and general corporate purposes, including ongoing clinical development of its three product candidates, palifosfamide (ZymafosTM or ZIO-201), darinaparsin (ZinaparTM or ZIO-101), and indibulin (ZybulinTM or ZIO-301).

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares issued in the private placement, including the shares issuable upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers.  Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance seen with ifosfamide and cyclophosphamide, two of the most commonly used alkylating drugs used to treat certain cancers. Palifosfamide does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation. Intravenous palifosfamide is currently in a randomized Phase II trial to treat unresectable or metastatic soft tissue sarcoma in the front- and second-line setting, a study expected to establish the basis for a registration trial as early as the first half of 2010. An oral form of palifosfamide has been developed preclinically to the investigational new drug application stage.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration.  Indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. In multiple Phase I trials in cancer patients, oral indibulin has been administered both as a single agent and in combination with favorable activity and a promising safety profile that does not include the neurotoxicity seen with all of the other classes of tubulin binding agents.  Most recently, results of oral indibulin in combination with oral capecitabine (Xeloda®) were presented at this year’s American Society of Clinical Oncology (ASCO) along with the preclinical findings of a novel dosing schedule conducted under the direction of Dr. Larry Norton.  The Company expects to initiate a Phase I/II study of oral indibulin in breast cancer patients employing this dosing schedule established preclinically. Once the maximum tolerated dose is established in the phase I portion of the trial, Phase II will proceed with an expanded population.

Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Preclinical and clinical studies to date have demonstrated that darinaparsin is considerably less toxic than inorganic arsenic, particularly with regard to cardiac toxicity. Phase I and Phase II testing of the intravenous form of darinaparsin in solid tumors and hematological cancers has been completed or is nearing completion. The Company has reported clinical activity and, importantly, a safety profile from these studies as predicted by preclinical results. Favorable results from the trial with IV-administered darinaparsin in lymphoma, particularly peripheral T-cell lymphoma (“PTCL”), were reported at the American Society of Clinical Oncology (‘ASCO”) in May. Supported by these data, the Company expects to advance into a registration trial in peripheral T-cell lymphoma as early as the first half of 2010. Also as reported at ASCO, in ongoing Phase I trials the oral form is active and well tolerated.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.  Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-G

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.
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Contacts:
Tyler Cook
ZIOPHARM Oncology, Inc.
(617) 259-1982
tcook@ziopharm.com

or

Dennis Dobson
International Investor Relations Inc.
(203) 258-0159
dsdobson@optonline.net